As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

QUINTILES IMS HOLDINGS, INC.

(formerly known as Quintiles Transnational Holdings Inc.)

(Exact name of registrant as specified in its charter)

Delaware	27-1341991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4820 Emperor Blvd.

Durham, North Carolina 27703

(Address, including zip code, of registrant’s principal executive offices)

Quintiles IMS Holdings, Inc. 2010 Equity Incentive Plan

Quintiles IMS Holdings, Inc. 2014 Incentive and Stock Award Plan

Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan

(Full title of the Plan)

James H. Erlinger III

Executive Vice President, General Counsel and Secretary

Quintiles IMS Holdings, Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance for future grants pursuant to the Quintiles IMS Holdings, Inc. 2014 Incentive and Stock Award Plan (the “2014 Plan”)	8,805,622(2)	$78.89(7)	$694,675,519.58	$80,512.89
Common Stock, $0.01 par value per share, reserved for issuance pursuant to stock option awards under the Quintiles IMS Holdings, Inc. 2010 Equity Incentive Plan (the “2010 Plan”)	3,563,037(3)	$19.05(8)	$67,875,854.85	$7,866.81
Common Stock, $0.01 par value per share, reserved for issuance pursuant to restricted stock unit awards under the 2010 Plan and the 2014 Plan	1,054,567(4)	$78.89(7)	$83,194,790.63	$9,642.28
Common Stock, $0.01 par value per share, reserved for issuance pursuant to stock appreciation rights outstanding under the 2014 Plan	1,351,647(5)	$62.13(8)	$83,977,828.11	$9,733.03
Common Stock, $0.01 par value per share, reserved for issuance under the Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan (the “DC ERP”)	26,727(6)	$78.89(7)	$2,108,493.03	$244.37
TOTAL	14,801,600		$931,832,486.20	$107,999.39

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of common stock as may be issuable pursuant to anti-dilution provisions of the employee benefit plans disclosed herein and an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares reserved for issuance pursuant to future awards under the 2014 Plan.
(3)	Represents shares reserved for issuance pursuant to stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. The 2010 Plan has been terminated and no awards have been made pursuant to the 2010 Plan since April 2014. The 2010 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2010 Plan. To the extent that any outstanding awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s common stock reserved for issuance pursuant to such awards will become available for issuance under the 2014 Plan.
(4)	Represents shares reserved for issuance pursuant to restricted stock unit awards outstanding under the 2010 Plan and the 2014 Plan as of the date of this Registration Statement.
(5)	Represents shares reserved for issuance pursuant to stock appreciation rights outstanding under the 2014 Plan as of the date of this Registration Statement.
(6)	Represents shares reserved for issuance pursuant to notional shares outstanding under the DC ERP as of the date of this Registration Statement.
(7)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $78.89 per share, which represents the average of the high and low price per share of the Quintiles Transnational Holdings Inc.’s common stock on September 26, 2016 as reported on the New York Stock Exchange.
(8)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $19.05 per share, the weighted-average exercise price of stock option awards outstanding under the 2010 Plan, and $62.13 per share, the weighted-average exercise price of stock appreciation rights outstanding under the 2014 Plan.

EXPLANATORY NOTE

On May 3, 2016, Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”), and IMS Health Holdings, Inc., a Delaware corporation (“IMS Health”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Effective October 3, 2016, pursuant to the Merger Agreement, IMS Health merged with and into Quintiles, with Quintiles continuing as the surviving corporation (the “Surviving Corporation” or the “Registrant”), and the separate corporate existence of IMS Health ceased (the “Merger”). The Surviving Corporation will operate under the name Quintiles IMS Holdings, Inc., and its stock, including shares issued in the Merger, will trade on the New York Stock Exchange (the “NYSE”) under the symbol “Q.” Immediately prior to the completion of the Merger, Quintiles converted to a Delaware corporation. Pursuant to the Merger Agreement, the Registrant, as the Surviving Corporation, assumed the obligations of IMS Health under the IMS Health plans (the “IMS Health Plans”) set forth on the cover page of this registration statement (“Registration Statement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed to register common stock of the Registrant issuable to eligible employees of Quintiles pursuant to awards assumed by Quintiles granted under the IMS Health Plans. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document or documents containing the information specified in Part I will be delivered to the participants in the IMS Health Plans as required by Rule 428(b) under the Securities Act. No such document is being filed with the Commission as part of this Registration Statement or a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement (File No. 001-35907):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 11, 2016;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 3, 2016;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on July 27, 2016;

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2016, May 3, 2016, May 6, 2016, August 29, 2016, September 22, 2016, October 3, 2016, and October 3, 2016 (except, in any case, the portions furnished and not filed pursuant to Item 2.02 or 7.01 or otherwise)

5.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A, filed on October 3, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description.

In addition, all documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation (the “Certificate of Incorporation”) provides that its directors, officers and other agents will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation. The Certificate of Incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of directors or stockholders or otherwise. Section 145(f) of the General Corporate Law of the State of Delaware (“DGCL”) further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

The Registrant’s shareholders’ agreement provides that it will enter into indemnification agreements with certain of its directors. The Registrant has entered into indemnification agreements with its directors, which generally provide for indemnification in connection with their service to it or on its behalf.

The Registrant also maintains officers’ and directors’ liability insurance that insures against liabilities that its officers and directors may incur in such capacities. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits filed as part of this registration statement on Form S-8 is set forth in the Exhibit Index immediately preceding the exhibits hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 3rd day of October, 2016.

QUINTILES IMS HOLDINGS, INC.

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ari Bousbib, Chief Executive Officer, Michael R. McDonnell, Chief Financial Officer, and James H. Erlinger III, General Counsel, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ari Bousbib	Chairman and Chief Executive Officer (Principal Executive Officer)	October 3, 2016
Ari Bousbib

/s/ Thomas H. Pike	Vice Chairman	October 3, 2016
Thomas H. Pike

/s/ Michael McDonnell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2016
Michael McDonnell

/s/ Charles E. Williams	Senior Vice President, Corporate Controller (Principal Accounting Officer)	October 3, 2016
Charles E. Williams

/s/ John P. Connaughton	Director	October 3, 2016
John P. Connaughton

/s/ Jonathan J. Coslet	Director	October 3, 2016
Jonathan J. Coslet

/s/ John G. Danhakl	Director	October 3, 2016
John G. Danhakl

/s/ Michael J. Evanisko	Director	October 3, 2016
Michael J. Evanisko

/s/ James A. Fasano	Director	October 3, 2016
James A. Fasano

/s/ Dr. Dennis B. Gillings, CBE	Director	October 3, 2016
Dr. Dennis B. Gillings, CBE

/s/ Jack M. Greenberg	Director	October 3, 2016
Jack M. Greenberg

/s/ John M. Leonard, M.D.	Director	October 3, 2016
John M. Leonard, M.D.

/s/ Ronald A. Rittenmeyer	Director	October 3, 2016
Ronald A. Rittenmeyer

/s/ Todd B. Sisitsky	Director	October 3, 2016
Todd B. Sisitsky

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Conversion, as filed with the North Carolina Secretary of State on October 3, 2016 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

3.2	Certificate of Conversion, as filed with the Delaware Secretary of State on October 3, 2016 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

3.3	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on October 3, 2016 (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

3.4	Amended and Restated Bylaws, effective October 3, 2016 (incorporated by reference to Exhibit 3.4 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

5.1	Opinion of Bryan Cave LLP.

10.1	Quintiles IMS Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

10.2	Quintiles IMS Holdings, Inc. 2014 Incentive and Stock Award Plan (incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

10.3	Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan (incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K filed on October 3, 2016).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of IMS Health Holdings, Inc.

23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24	Power of Attorney (contained on signature page).